NEWS RELEASE
 CONTACT:  Mac McConnell
Senior Vice President, Finance & CFO
713-996-4700
www.dxpe.com

DXP ENTERPRISES, INC.
ANNOUNCES THE ACQUISITION OF HSE INTEGRATED LTD.

Houston, Texas, July 12, 2012 – DXP Enterprises, Inc. ("DXP") (NASDAQ: DXPE) announced today it has completed the acquisition of HSE Integrated Ltd. ("HSE").  Further to DXPE's press release dated May 1, 2012, through its wholly-owned subsidiary, DXP Canada Enterprises Ltd., DXP acquired all of the outstanding common shares of HSE by way of a plan of arrangement under the Business Corporations Act (Alberta) (the "Arrangement").

HSE offers a complete suite of industrial health and safety services including: onsite safety supervision; gas detection; fixed and mobile air quality monitoring; breathing equipment rentals and services; fixed and mobile firefighting and fire protection services and equipment; worker shower (decontamination) services; onsite medical services; first aid; emergency medical response; worker safety training; industrial hygiene services; and safety consulting and supervision.

Pursuant to the Arrangement, HSE shareholders received CDN $1.80 in cash per each common share of HSE held.  The total transaction value is approximately $85 million, including the assumption of approximately $4 million in debt and $3 million in transaction costs.  The purchase price was financed with borrowings under DXP’s new $325 million credit facility.  Sales and EBITDA for HSE for the last twelve months ending May 31, 2012 were approximately $105 and $19 million, respectively.

DXP's President and CEO, David Little said, "We are very pleased to have HSE Integrated Ltd. as part of the DXP family.  HSE is a quality company with great people.  We look forward to our collective success and driving toward creating a world-class Safety Services business.  DXP's products and services are positioned well to service the Canadian market, HSE's customers and employees.  By adding this experienced team and strategic offering to our suite of Safety Services, we can provide a more comprehensive offering to our customers.  We look forward to our future success together."

About DXP Enterprises, Inc.

DXP Enterprises, Inc. is a leading products and service distributor focused on adding value and total cost savings solutions to MRO and OEM customers in virtually every industry since 1908.  DXP provides innovative pumping solutions, integrated supply and MROP (maintenance, repair, operating and production) services that emphasize and utilize DXP’s vast product knowledge and technical expertise in pumps, bearings, power transmission, safety and industrial supplies.  DXP’s breadth of MROP products and service solutions allows DXP to be flexible and customer driven, creating competitive advantages for its customers.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements.  Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company's filings with the Securities and Exchange Commission.
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